SHARE PURCHASE AGREEMENT


                           BY AND AMONG


                      HFI ACQUISITION CORP.


                HOUSECALL MEDICAL RESOURCES, INC.


                        HF HOLDINGS, INC.


                            HTHF, INC.


                               AND


                 HOME TECHNOLOGY HEALTHCARE, INC.





                          May 13, 1997

                     SHARE PURCHASE AGREEMENT

                       TABLE OF CONTENTS*


1. PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . 2

  1.1 Agreement to Purchase and Sell the Shares.  . . . . . . . 2

  1.2 Closing.  . . . . . . . . . . . . . . . . . . . . . . . . 2

  1.3 Transactions and Documents at Closing.  . . . . . . . . . 2


2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER AND
   PARENT  . . . . . . . . . . . . . . . . . . . . . . . . . . .2

  2.1 Organization and Authority. . . . . . . . . . . . . . . . 3

  2.2 Ownership of Shares and Subsidiary Shares.  . . . . . . . 3

  2.3 Authority; Inconsistent Obligations.  . . . . . . . . . . 4

  2.4 Consents. . . . . . . . . . . . . . . . . . . . . . . . . 4

  2.5 No Violation; Compliance with Laws. . . . . . . . . . . . 4

  2.6 Financial Statements. . . . . . . . . . . . . . . . . . . 5

  2.7 Liabilities.  . . . . . . . . . . . . . . . . . . . . . . 5

  2.8 Title to Properties.  . . . . . . . . . . . . . . . . . . 5

  2.9 Receivables.  . . . . . . . . . . . . . . . . . . . . . . 6

  2.10 Personal Property. . . . . . . . . . . . . . . . . . . . 6

  2.11 Real Property. . . . . . . . . . . . . . . . . . . . . . 6

  2.12 Authority to Conduct Business and Intellectual Property
  Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8


* THIS TABLE OF CONTENTS DOES NOT CONSTITUTE A PART OF THIS AGREEMENT.

  2.13 Contracts. . . . . . . . . . . . . . . . . . . . . . . . 8

  2.14 Insurance. . . . . . . . . . . . . . . . . . . . . . . . 8

  2.15 Customers. . . . . . . . . . . . . . . . . . . . . . . . 9

  2.17 Contingencies. . . . . . . . . . . . . . . . . . . . . . 9

  2.17 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . 9

  2.18 Medicare Participation/Accreditation.  . . . . . . . .  11

  2.20 Employment and Labor Matters.  . . . . . . . . . . . .  11

  2.20 Employee Benefit Matters.  . . . . . . . . . . . . . .  12

  2.21 Environmental Matters. . . . . . . . . . . . . . . . .  14

  2.20 Absence of Certain Business Practices. . . . . . . . .  14

  2.23 Government Reports.  . . . . . . . . . . . . . . . . .  15

  2.24 Agreements and Transactions with Related Parties.  . .  15

  2.25 Absence of Changes.  . . . . . . . . . . . . . . . . .  15

  2.26 No Defaults. . . . . . . . . . . . . . . . . . . . . .  17

  2.27 Fraud and Abuse. . . . . . . . . . . . . . . . . . . .  17

  2.28 Full Disclosure. . . . . . . . . . . . . . . . . . . .  18

  2.29 Disclaimer.  . . . . . . . . . . . . . . . . . . . . .  19

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . .  19

  3.1 Organization. . . . . . . . . . . . . . . . . . . . . .  19

  3.2 Authorization; No Inconsistent Agreements.  . . . . . .  19

  3.3 Full Disclosure.  . . . . . . . . . . . . . . . . . . .  20

  3.4 Consents. . . . . . . . . . . . . . . . . . . . . . . .  20

  3.5 No Violation; Compliance with Laws. . . . . . . . . . .  20


4. ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . .  20

  4.1 Purchaser's Access and Inspection.  . . . . . . . . . .  20

  4.2 Confidentiality.  . . . . . . . . . . . . . . . . . . .  21

  4.3 Cooperation.  . . . . . . . . . . . . . . . . . . . . .  22

  4.4 Covenant Against Competition. . . . . . . . . . . . . .  22

  4.5 Expenses. . . . . . . . . . . . . . . . . . . . . . . .  23

  4.6 Brokers.  . . . . . . . . . . . . . . . . . . . . . . .  23

  4.7 Other Post-Closing Cooperation. . . . . . . . . . . . .  24

  4.8 Publicity.  . . . . . . . . . . . . . . . . . . . . . .  24

  4.9 Interim Financial Statements. . . . . . . . . . . . . .  24

  4.10 Update of Information. . . . . . . . . . . . . . . . .  24

  4.11 Certain Governmental Filings.  . . . . . . . . . . . .  25

  4.12 Tax Matters. . . . . . . . . . . . . . . . . . . . . .  25

  4.13 Certain Employee Benefit Plan Covenants  . . . . . . .  28

  4.14 Certain Liabilities. . . . . . . . . . . . . . . . . .  29

  4.15 Certain Agreements by Housecall. . . . . . . . . . . .  30

5. CONDUCT OF BUSINESSES PENDING CLOSING  . . . . . . . . . .  30

  5.1 Business in the Ordinary Course.  . . . . . . . . . . .  30

  5.2 No Material Changes.  . . . . . . . . . . . . . . . . .  31

  5.3 Compensation. . . . . . . . . . . . . . . . . . . . . .  32

  5.4 Employee Benefit Plans. . . . . . . . . . . . . . . . .  32

6. CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . . .  33

  6.1 Proceedings and Documents Satisfactory. . . . . . . . .  33

  6.2 Representations and Warranties. . . . . . . . . . . . .  33

  6.3 Compliance with Agreements and Conditions.  . . . . . .  33

  6.4 Certificates. . . . . . . . . . . . . . . . . . . . . .  33

  6.5 Resolutions.  . . . . . . . . . . . . . . . . . . . . .  34

  6.6 Opinion of Counsel. . . . . . . . . . . . . . . . . . .  34

  6.7 Consents. . . . . . . . . . . . . . . . . . . . . . . .  34

  6.8 Employment Agreements.  . . . . . . . . . . . . . . . .  34

  6.9 Bank Approvals. . . . . . . . . . . . . . . . . . . . .  34

  6.10 Consummation of Other Transactions.  . . . . . . . . .  34

  6.11 No Inconsistent Requirements.  . . . . . . . . . . . .  34

  6.12 Minute Books and Share Records . . . . . . . . . . . .  35

  6.13 Certain Management Contracts . . . . . . . . . . . . .  35


7. CONDITIONS TO OBLIGATIONS OF SELLER, HTHF AND PARENT . . .  35

  7.1 Representations and Warranties. . . . . . . . . . . . .  35

  7.2 Compliance with Agreements and Conditions.  . . . . . .  35

  7.3 Certificate of Purchaser. . . . . . . . . . . . . . . .  35

  7.4 Resolutions.  . . . . . . . . . . . . . . . . . . . . .  36

  7.5 Opinion of Counsel. . . . . . . . . . . . . . . . . . .  36

  7.6 Consummation of Other Transactions. . . . . . . . . . .  36

  7.7 No Inconsistent Requirements. . . . . . . . . . . . . .  36

  7.8 Employment Agreements.  . . . . . . . . . . . . . . . .  36

8. INDEMNITIES  . . . . . . . . . . . . . . . . . . . . . . .  36

  8.1 Indemnification of Purchaser and Companies. . . . . . .  36

  8.2 Indemnification of Seller, HTHF and Parent. . . . . . .  37

  8.3 Interchangeable Terminology.  . . . . . . . . . . . . .  37

  8.4 Payment.  . . . . . . . . . . . . . . . . . . . . . . .  37

  8.5 Defense of Claims.  . . . . . . . . . . . . . . . . . .  38

  8.6 No Contribution.  . . . . . . . . . . . . . . . . . . .  39

  8.7 Limitations on Liability. . . . . . . . . . . . . . . .  39

9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . .  39


10. TERMINATION . . . . . . . . . . . . . . . . . . . . . . .  40

  10.1 Termination for Certain Causes.  . . . . . . . . . . .  40

  10.2 Procedure on and Effect of Termination.  . . . . . . .  40

11. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  41

  11.1 Notices. . . . . . . . . . . . . . . . . . . . . . . .  41

  11.2 Counterparts.  . . . . . . . . . . . . . . . . . . . .  42

  11.3 Entire Agreement.  . . . . . . . . . . . . . . . . . .  42

  11.4 Governing Law. . . . . . . . . . . . . . . . . . . . .  42

  11.5 Successors and Assigns.  . . . . . . . . . . . . . . .  43

  11.6 Partial Invalidity and Severability. . . . . . . . . .  43

  11.7 Waiver.  . . . . . . . . . . . . . . . . . . . . . . .  43

  11.8 Headings.  . . . . . . . . . . . . . . . . . . . . . .  43

  11.9 Number and Gender. . . . . . . . . . . . . . . . . . .  43

  11.10 Consented Assignment. . . . . . . . . . . . . . . . .  44

  11.11 Guaranty. . . . . . . . . . . . . . . . . . . . . . .  44

  11.12 Acknowledgment and Consent. . . . . . . . . . . . . .  44

  11.13 Satisfaction of Conditions. . . . . . . . . . . . . .  44


12. CERTAIN DEFINITIONS; INDEX OF DEFINITIONS . . . . . . . .  45

  12.1 Certain Definitions. . . . . . . . . . . . . . . . . .  45

  12.2 Index of Definitions.  . . . . . . . . . . . . . . . .  47

List of Exhibits

     Exhibit A      Legal Opinion Brouse & McDowell or Boult,
                      Cummings, Conners & Berry, PLC
     Exhibit B      Legal Opinion of Kilpatrick Stockton LLP

List of Schedules

     Schedule 2.1        Organization and Authority
     Schedule 2.3(b)     Authority; Inconsistent Obligations
     Schedule 2.4        Consents
     Schedule 2.6        Financial Statements
     Schedule 2.7        Liabilities
     Schedule 2.10       Personal Property
     Schedule 2.11       Real Property
     Schedule 2.12       Authority to Conduct Business and
                            Intellectual Property Rights
     Schedule 2.13       Contracts
     Schedule 2.14       Insurance
     Schedule 2.15       Customers
     Schedule 2.16       Contingencies
     Schedule 2.17       Taxes
     Schedule 2.19       Employment and Labor Matters
     Schedule 2.20       Employee Benefit Matters
     Schedule 2.21       Environmental Matters
     Schedule 2.23       Government Reports
     Schedule 2.24       Agreements and Transactions with Related
                            Parties
     Schedule 2.25       Absence of Changes
     Schedule 4.4        Client/Customer List

                     SHARE PURCHASE AGREEMENT

          THIS AGREEMENT is made and entered into as of the 13th day of May, 1997, by and among HFI ACQUISITION CORP., a Delaware corporation ("Purchaser"); HOUSECALL MEDICAL RESOURCES, INC., a Delaware corporation ("Housecall"); HF HOLDINGS, INC., a Tennessee corporation ("Seller"); HTHF, INC., a Delaware corporation ("HTHF"); and HOME TECHNOLOGY HEALTHCARE, INC., a Delaware corporation ("Parent").

                       W I T N E S S E T H:

          WHEREAS, the total authorized capital stock of Healthfirst, Inc., a Delaware corporation ("HFI"), consists of 1,650,000 shares of common stock, par value of $.01 per share, of which 1,000,000 shares are presently issued and outstanding and owned beneficially and of record by Seller.

          WHEREAS, the total authorized capital stock of Health Care Resources, Inc., a Kentucky corporation ("HCR"), consists of 2,100 shares of common stock, no par value, of which 140 shares are presently issued and outstanding, and all of which are owned beneficially and of record by HFI; and

          WHEREAS, the total authorized capital stock of Computer Masters of Kentucky, Inc., a Kentucky corporation ("CMK"), consists of 2,000 shares of common stock, no par value, of which 70 shares are presently issued and outstanding, and all of which are owned beneficially and of record by HFI, (HFI, HCR and CMK shall hereinafter be referred to as the "COMPANIES"; all of the issued and outstanding capital stock of HFI shall hereinafter be referred to as the "SHARES"; and all of the issued and outstanding capital stock of HCR and CMK shall hereinafter be referred to collectively as the "SUBSIDIARY SHARES"); and

          WHEREAS, in reliance on and subject to the terms and conditions contained herein, the Purchaser desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Purchaser; and

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            AGREEMENT:

1.    PURCHASE AND SALE

     1. AGREEMENT TO PURCHASE AND SELL THE SHARES. In reliance upon and subject to the terms and conditions hereinafter set forth, at the Closing, Seller shall sell, assign, transfer and convey unto the Purchaser, and the Purchaser shall purchase and acquire from Seller, all of the Shares, free and clear of any and all Liens for an aggregate purchase price (the "PURCHASE PRICE") of $10,750,000.

     1.2 CLOSING. Subject to the conditions contained in ARTICLES 6 AND 7 having been satisfied or waived in accordance with the terms of this Agreement, the consummation of the transactions contemplated in this Agreement (the "CLOSING") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia, at 10:00 a.m., Atlanta time, on May ___, 1997 (the "CLOSING DATE"). Should the transactions contemplated by this Agreement not close on or before such date, the parties' rights, duties and obligations under and pursuant to this Agreement shall be governed by ARTICLE 10.

     1.   TRANSACTIONS AND DOCUMENTS AT CLOSING.

          (a) Seller shall deliver to the Purchaser certificates representing the Shares, duly endorsed for transfer, with signatures guaranteed by a bank or trust company and all required stock transfer stamps, if any, affixed, in each case free and clear of all Liens.

          (b) Purchaser shall pay to Seller the Purchase Price by wire transfer of immediately available federal funds to the demand deposit account in the United States designated by Seller to Purchaser at least three (3) Business Days prior to the Closing Date.

          (c) All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing).

          (d) From time to time and at any time, at any party's reasonable request, whether on or after the Closing Date, and without further consideration, each party shall execute and deliver such further documents and instruments of conveyance, assignment, and transfer and shall take such further reasonable actions as may be reasonably necessary or desirable to carry out the intent of this Agreement.

2.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER AND
      PARENT

     To induce Purchaser to enter into and perform this Agreement, to consummate the transactions contemplated hereby, and to pay the consideration as provided herein, Seller, HTHF and Parent, jointly and severally, represent and warrant to, and covenant and agree with, Purchaser as follows:

     2.1   ORGANIZATION AND AUTHORITY.

          (a) The Companies are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation as set forth in the various recital clauses of this Agreement. The Companies' principal offices and places of business are at the locations specified in
SCHEDULE 2.1(A). The Companies have all requisite corporate power and authority to carry on their respective businesses as they are now being conducted.

          (b) The Companies are duly authorized, licensed and qualified in the jurisdictions listed in SCHEDULE 2.1(B) hereto, which are all jurisdictions where such authorization, licensure or qualification is necessary to avoid a material adverse effect upon the Companies, their current businesses or their property or other assets. SCHEDULE 2.1(B) lists, with respect to the Companies, (i) each office or place of business, (ii) all names under which the Companies or their predecessors have operated since their formation or incorporation, as appropriate, if different from their present name, (iii) all locations where any Company's assets where the net book value of such assets at such location, in the aggregate, exceeds $10,000 are currently located (together with a list of such assets) if such location is not otherwise disclosed pursuant to any of the other sub-clauses of this PARAGRAPH 2.1(B); and (iv) all subsidiaries or former subsidiaries of such entities existing at any time since the date of such entities' formation or incorporation, as appropriate.

     2.2   OWNERSHIP OF SHARES AND SUBSIDIARY SHARES.

          The recital clauses of this Agreement set forth the authorized, issued and outstanding capital stock of the Companies, and also sets forth that number of shares of the capital stock of the Companies owned of record by Seller or HFI, as appropriate. Seller is the sole record and beneficial owner of all of the Shares and HFI is the sole record and beneficial owner of all of the Subsidiary Shares, in each case free and clear of any and all Liens. All the Shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding securities convertible into the shares of, or rights to subscribe for or to purchase, or any options for the purchase of, or any agreements or arrangements providing for the issuance (contingent or otherwise) of, or, to the knowledge of Seller, HTHF and Parent, any Actions relating to, the capital stock of the Companies. None of the Shares or the Subsidiary Shares has been issued, offered, sold, registered or recorded in violation of the preemptive or other rights of any past or present shareholder of the relevant Company or any other Person. None of the Companies has any interest, direct or indirect, or any commitment to purchase or otherwise acquire any shares or other equity interests, direct or indirect, in, or to make any loans to or other investments in, any other Person. There are no outstanding contracts, demands, commitments, or other agreements or arrangements under which Seller is or may become obligated to sell, transfer or assign any of the Shares or under which HFI is or may become obligated to sell transfer or assign any of the Subsidiary Shares.

     2.3   AUTHORITY; INCONSISTENT OBLIGATIONS.

          (a) Seller has the full right, corporate power and authority to execute and deliver and to perform and comply with this Agreement in accordance with its terms. All proceedings and actions required to be taken by the Companies or Seller to authorize the execution, delivery, and performance of this Agreement have been properly taken or will be taken prior to the Closing. This Agreement has been duly and validly executed and delivered on behalf of Seller by its authorized officers. This Agreement constitutes the valid and legally binding obligation, subject to general equity principles, of Seller, HTHF and Parent in each instance enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

          (b) Except as disclosed in SCHEDULE 2.3(B), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in a violation or breach by Seller, HTHF, Parent or the Companies of, or constitute a default by Seller, HTHF, Parent or the Companies under, (i) the Certificate or Articles of Incorporation (as appropriate) or By-Laws of Companies, (ii) any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other agreement, instrument or document, (iii) any material Law, (iv) any other commitment or restriction, to which Seller, HTHF, Parent or Companies are a party or by which any of them or any of their assets, properties or businesses is subject or bound; nor will such actions result in (v) the creation of any Lien on any of the assets of the Companies, (vi) the acceleration or creation of any obligation of the Companies, or (vii) the forfeiture of any material right or privilege of the Companies.

     2.4   CONSENTS.

          The execution and delivery of this Agreement by Seller, HTHF and Parent and the consummation of the transactions contemplated herein (a) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, except as specified in Schedule 2.4, and (b) do not require the consent or approval of any shareholders, except such as have been obtained or will be obtained prior to the Closing.

     2.5   NO VIOLATION; COMPLIANCE WITH LAWS.

          The Companies are not in default under or in violation of their Certificates or Articles of Incorporation (as appropriate) or By-laws. To the knowledge of Seller, HTHF and Parent, the Companies have complied in all material respects with all Laws applicable to their respective businesses. The Companies have not received any notification of any asserted present or past failure to comply with any Laws.

     2.6   FINANCIAL STATEMENTS.

          Prior to the date hereof, the Companies have delivered to Purchaser copies of their unaudited Balance Sheets as of December 31, 1995 and 1996, and related unaudited Statements of Operations, Retained Earnings, and Cash Flows for the fiscal years then ended (the "UNAUDITED YEAR-END FINANCIAL STATEMENTS"). Companies have also delivered to Purchaser copies of their unaudited Balance Sheets as of March 31, 1997 (the "UNAUDITED BALANCE SHEETS"), and unaudited Statements of Operations, Retained Earnings, and Cash Flows for the 3-month period then ended, collectively, the "UNAUDITED INTERIM FINANCIAL STATEMENTS"). The Unaudited Year-end Financial Statements and the Unaudited Interim Financial Statements are sometimes referred to in this Agreement collectively as "THE UNAUDITED FINANCIAL STATEMENTS." The Unaudited Financial Statements are attached hereto as Schedule 2.6. Except as disclosed in Schedule 2.6(a), the Unaudited Financial Statements (including any related notes and schedules thereto) are true and correct, have been prepared from the books and records of the Companies in accordance with GAAP consistently applied, and present fairly the financial condition of the Companies as of the respective dates thereof and the results of their operations for the periods then ended.

     2.7   LIABILITIES.

          The Companies do not have any accrued, absolute, known or contingent debt, liability or obligation, except (i) those reflected on the Unaudited Interim Financial Statements, (ii) liabilities incurred in the regular and ordinary course of business consistent with the Companies' past practices since the date of the Unaudited Interim Financial Statements (the "REFERENCE DATE"), and (iii) as specifically disclosed in
SCHEDULE 2.7 to this Agreement (collectively, the "DISCLOSED LIABILITIES"). The Companies have no debt, liability or obligation, accrued, absolute, known or contingent, relating to arising from the transactions described on SCHEDULE 2.7, all of which occurred prior to the Closing Date.


     2.8   TITLE TO PROPERTIES.

          The Companies have good and complete title to all properties and assets reflected in their Unaudited Interim Financial Statements, except assets which have been disposed of in the regular and ordinary course of business since the Reference Date, and all other properties and assets necessary to conduct their businesses as currently being conducted and as conducted during the periods covered by the Unaudited Financial Statements (other than any leased property), free and clear of Liens, except as may be set forth in the Unaudited Financial Statements, including the notes thereto, or specifically on any Schedule to this Agreement.

     2.9   RECEIVABLES.

          All notes and accounts receivable shown on the Unaudited Financial Statements, and all such receivables now held by the Companies, are valid obligations and, to the knowledge of Seller, HTHF and Parent, were not and are not subject to any offset or counterclaim.


     2.10   PERSONAL PROPERTY.

          (a) Except as set forth in Schedule 2.10(a), all of the equipment, vehicles and other items of tangible personal property used by the Companies in the conduct of their businesses are owned or leased by one or more of Companies, and are in good condition and repair and, to Seller and Parent's knowledge, have been so maintained, subject to normal wear and tear, are suited for the use intended and, to Seller's, HTHF's and Parent's knowledge, have been operated in conformity with all applicable Laws, manufacturer's operating manuals, manufacturer's warranties, and insurance requirements of the Companies.

          (b) Except as set forth in Schedule 2.10(b), to the knowledge of Seller and Parent, (i) all lessors of any equipment or other tangible personal property leased to the Companies have fully and completely performed and satisfied their respective duties and obligations under such leases, and (ii) the Companies do not have any claims, actions or causes of action against any such lessor for failure to fully and completely perform and satisfy its duties and obligations thereunder.

     2.11   Real Property.

          (a) Except as set forth on Schedule 2.11, none of the Companies owns, or has the right or option to acquire, or lease, use or occupy any real property (any such real property being referred to herein as the "REAL PROPERTY").

          (b) All agreements with respect to the ownership, and leases, easements, rights of way, licenses, usufructs and other non-fee simple interests granted to Companies in the Real Property (collectively, the "Real Property Documents") are listed in Schedule 2.11(b). The interests of Companies in and under each of the Real Property Documents are free and clear of any defects, claims or Liens and subject to no present Action or, to the knowledge of Parent, HTHF and Seller, threatened Action.

         (c) The Companies are lawfully in possession of all Real Property.

         (d) All of the Real Property owned by any of Companies (the "Owned Real Property") is free from any development, use or occupancy restrictions, except those imposed by applicable Laws, and from all special taxes or assessments, except those generally applicable to other properties in the tax districts in which the Real Property is located. There is lawfully available to all the Owned Real Property, through private easements and facilities or properly dedicated public easements and facilities, water, gas, sewer, electricity and telephone service sufficient to allow Companies' businesses to continue to be conducted as heretofore conducted by them, and all of which are now being utilized.

          (e) The present use and occupancy of the Real Property by Companies, and the present use, occupancy and operation by Companies, and all aspects of the improvements to the Owned Real Property (the "REAL PROPERTY IMPROVEMENTS"), are in compliance in all material respects with all, and not in violation of any, Laws and with all private restrictive covenants of record, and none of Seller, HTHF nor Parent has any knowledge of any proposed change therein that would materially affect any of the Real Property or its use, occupancy or operation, as appropriate. There exist no conflicts or disputes with any Government or Person relating to any Real Property or the activities thereon. All Real Property Improvements are located within the lot lines (and within the mandatory set-backs from such lot lines established by applicable Law or otherwise) and not over areas subject to easements or rights of way. All Real Property Improvements are in good condition and repair, suited for the operation of Companies' businesses.

          (f) Neither Companies nor any other Person has caused any work or improvements to be performed upon or made to any of the Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any Lien in favor of the Person who performed the work.

          (g) All requisite certificates of occupancy and other permits and approvals required with respect to the Real Property Improvements and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect and free of restrictions.

          (h) Except as set forth on Schedule 2.11(b), no rent or use fee has been paid in advance, no security deposit has been paid and no brokerage commission is payable by Companies with respect to any Real Property Documents.

          (i)   [INTENTIONALLY LEFT BLANK]

          (j) No portion of the Owned Real Property is located within any Special Flood Hazard Area designated by the Federal Emergency Management Agency, or in any area similarly designated by any Government. No portion of the Owned Real Property has been designated "wetlands" within the jurisdiction of the U.S. Army Corp. of Engineers, or has been similarly designated by any Government. No portion of the Owned Real Property constitutes "wetlands" that have been filled, whether or not pursuant to appropriate permits. No portion of the Real Property is subject to any classification, designation or preliminary determination of any Government or pursuant to any Law which would restrict the use, development, occupancy or operation of the Real Property in connection with the business in any material respect.

     2.12   AUTHORITY TO CONDUCT BUSINESS AND INTELLECTUAL PROPERTY RIGHTS.

     Except as set forth on SCHEDULE 2.12, Companies have the right and authority required to sell, offer for sale and use the items and perform the services as presently being offered for sale, sold, used or performed by Companies, including, without limitation, the rights and authority required to offer for sale, sell and use all such items and perform all such services without incurring any liability for license fees or royalties or any claims of infringement of patents, trade secrets, copyrights, trademark, service mark or other proprietary rights. Companies are not parties to, either as licensor or licensee, and are not bound by or subject to, any license agreement for any patent, process, trademark, service mark, trade secrets, trade name, service name or copyright, except as described in SCHEDULE 2.12. All patents, copyrights, trademarks, service marks and trade names, and applications therefor or registrations thereof, owned or used by Companies are listed in SCHEDULE 2.12 and, to the extent indicated thereon, have been duly registered in, filed in or issued by the Patent and Trademark Office, the Copyright Office or the corresponding agency or office of the Forum identified therein. To the knowledge of Seller, HTHF and Parent, there are no rights of third parties with respect to any patent, patent application, invention, copyrights, trademark, service mark, trade secrets, trade name or device which would have an adverse effect on the operations of the Companies' businesses.

     2.13   CONTRACTS.

     SCHEDULE 2.13 identifies and, in the case of oral contracts or commitments, describes all existing contracts and commitments of Companies (a) which are necessary to conduct their businesses in the same manner as currently conducted by Companies, other than contracts or commitments which may be canceled with not more than 30 days' notice without further obligation to the Companies, or (b) which are otherwise material to Companies or their businesses, in each case whether written or oral (collectively, the "CONTRACTS"). Companies have heretofore delivered to Purchaser a true, correct and complete copy of each such written Contract and a complete and accurate summary of each such oral Contract. All of the Contracts have been entered into in the ordinary course of Companies' businesses. None of the Contracts constitute an illegal restraint of trade under any applicable Law.

     2.14  INSURANCE.

     SCHEDULE 2.14 contains a complete list and description of all fire, theft, casualty, health, life, accident, title, automobile, liability, product liability, worker's compensation and other policies of insurance maintained by Companies, all of which are, and will be maintained through the Closing Date, in
full force and effect.   SCHEDULE 2.14 also lists and describes
the limits and deductibles for all such policies. Companies have or, prior to the Closing Date, will have delivered to Purchaser a true, correct and complete copy of each such insurance policy. All premiums due thereon have been paid and Companies have not received any notice of cancellation with respect thereto. All such policies taken together provide adequate coverage to insure the properties, business and operations of Companies against such risks and in such amounts as are prudent and customary. Companies will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date, except as set forth in Schedule 2.14.
Schedule 2.14 also lists and describes all known occurrences which may form the basis for a claim by or on behalf of Companies under any such policy; and, to the knowledge of Seller, HTHF and Parent, Companies have timely given notice to the appropriate insurer of any occurrences which may form the basis for a claim by or on behalf of Companies and have not waived (either intentionally or inadvertently) their right to make the related claim under any such policy.

     2.15   CUSTOMERS.

     Schedule 2.15 sets forth the names and addresses of each customer of Companies that purchased $100,000 in goods or services from Companies in any of the three prior years or that accounted for five percent (5%) or more of Companies' revenues in any such year ("SIGNIFICANT CUSTOMERS"). To the knowledge of Seller, HTHF and Parent, except as disclosed in Schedule 2.15,
(a) no Significant Customer has advised the Companies of its intention to discontinue or substantially diminish or change its relationship with Companies or the terms thereof, or (b) no supplier of Companies has advised the Companies of its intention to increase prices or charges for goods or services presently supplied.

     2.16  CONTINGENCIES.

          Except as set forth in SCHEDULE 2.16, there are no Actions pending or, to the knowledge of Seller, HTHF and Parent, threatened against, by or affecting Companies or any of their assets, properties or businesses in any Forum, nor, to the knowledge of Seller, HTHF or Parent, do there exist any other "LOSS CONTINGENCIES" (as such term is defined in Statement of Financial Standards No. 5 of the Financial Accounting Standards Board), the eventual outcome of which would have a materially adverse effect on Companies, their assets, properties or businesses or the operation of their businesses as currently conducted, or which would prevent or materially impede the transactions contemplated by this Agreement. Except as set forth in SCHEDULE 2.16, Companies have not been charged with, nor, to the knowledge of Seller, HTHF or Parent, are they under investigation with respect to any charge concerning, any violation of any provision of any Law. There are no unsatisfied judgments against Companies or any Orders to which Companies, or any of the assets, properties or businesses of Companies, are subject.

     2.17   TAXES.

          (a) Companies have filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Companies (whether or not shown on any Tax Return) have been paid. Except as provided on SCHEDULE 2.17(A), none of Companies currently is the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of Seller, HTHF and Parent, no claim has ever been made by an authority in a jurisdiction where either of Companies does not file Tax Returns that either of Companies is or may be subject to taxation by that jurisdiction. There are no mortgages, pledges, liens, encumbrances, charges, or other security interests, other than liens for Taxes not yet due and payable, on any of the assets of Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Companies are members of the Parent Affiliated Group. Except as provided on Schedule 2.17(b), none of the Companies has been a member of an affiliated group filing a consolidated federal income Tax Return other than the Parent Affiliated Group. Parent has filed all consolidated Tax Returns for the Parent Affiliated Group that it was required to file. None of the Companies has any liability for the Taxes of any Person other than Companies (i) under Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law),
(ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

          (c) Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (d) There is no dispute or claim concerning any Tax Liability for Taxes of Companies either (i) claimed or raised by any authority in writing or (ii) as to which any director and officer (and employees responsible for Tax matters) of Seller or Companies has knowledge based upon personal contact with any agent of such authority. Schedule 2.17(d) lists all federal, state, local and foreign income Tax Returns filed with respect to Companies for taxable periods ended on or before the Closing Date that have been audited or currently are the subject of audit. Seller has delivered to Purchaser correct and complete copies of all examination reports and statements of deficiencies assessed by the Internal Revenue Service against or agreed to by Companies since January 1, 1990.

          (e) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is in effect as of the date of this Agreement.

          (f) None of the Companies has filed a consent under Code section 341(f) concerning collapsible corporations. None of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G. None of the Companies has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). Companies have disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.

          (g) The unpaid Taxes of Companies (i) did not, as of the most recent Fiscal Year End, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Year-End Financial Statements for such period (rather than in any notes thereto).

          (h) There is no dispute or claim concerning any Liability for income Taxes of the Affiliated Group for any taxable period during which either of Companies was a member of the group either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for tax matters) of any of Parent and its Subsidiaries has knowledge based upon personal contact with any agent of such authority. Except as disclosed on SCHEDULE 4.17(H), Parent Affiliated Group has not waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which either of Companies was a member of the group, which waiver or extension agreement is in effect as of the date of this Agreement.


     2.18   MEDICARE PARTICIPATION/ACCREDITATION.

          Companies have never filed, and have never been required to file, Medicare cost reports.

     2.19   EMPLOYMENT AND LABOR MATTERS.

          (a) SCHEDULE 2.19 lists all employees, consultants, or other agents who on the date hereof perform services on a regular basis in the business operations of or for Companies and whose annualized rate of compensation exceeds $30,000 per year. Except as provided in SCHEDULE 2.19, no such employee, consultant, or other agent has terminated his employment or engagement, nor, to the knowledge of Seller or Parent, plans not to continue employment with Companies after the Closing Date if so offered by Companies. Schedule 2.19 also lists any employee, consultant, or other agent of Companies who has a contract for employment with or engagement by Companies (whether written or oral) that is not terminable by Companies in its discretion on not more than thirty
(30) days' notice without penalty or requirement of any severance or similar payment by Companies.

          (b) Except as disclosed in SCHEDULE 2.19, Companies are not parties to any collective bargaining agreement or agreement of any kind with any union or labor organization, and no union or other collective bargaining unit has been certified or recognized by Companies as representing any employee, nor, to the knowledge of Seller or Parent, is a union or other collective bargaining unit seeking recognition for such purpose. There are no controversies pending, or, to the knowledge of Seller or Parent threatened, between Companies and any labor union or collective bargaining unit representing, or seeking to represent, any of their employees. Except as disclosed in SCHEDULE 2.19, to the knowledge of Seller and Parent there has been no attempt by any union or other labor organization to organize any of Companies' employees at any time in the past five years. To the knowledge of Seller and Parent, Companies have complied with all applicable Laws relating to wages, hours, health and safety, payment of social security, withholding and other taxes, maintenance of worker's compensation insurance, labor and employment relations, and employment discrimination, including without limitation, the Americans with Disabilities Act, Fair Labor Standards Act, Title VII of the Civil Rights Act, and Age Discrimination in Employment Act.

     2.20   EMPLOYEE BENEFIT MATTERS.

          (a) SCHEDULE 2.20 lists all plans, programs, and similar agreements, commitments or arrangements maintained by Companies that provide benefits or compensation to, or for the benefit of, current or former employees of Companies ("PLAN" or "PLANS") and identifies each such Plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA ("ERISA PLAN"), including any frozen or terminated "EMPLOYEE PENSION BENEFIT PLAN" which covers or covered any employee. Copies of all Plans and, to the extent applicable, all related trust agreements and/or insurance contracts, actuarial reports, and valuations for the most recent three years, all summary plan descriptions, prospectuses, Annual Report Form 5500s or similar forms (and attachments thereto) filed by the Companies for the most recent three years, all Internal Revenue Service determination letters and filings, and any related documents requested by Purchaser, including all amendments, modifications and supplements thereto, have been delivered to Purchaser. SCHEDULE 2.20 lists all plans, programs, and similar agreements, commitments or arrangements maintained by Parent that provide benefits or compensation to, or for the benefit of, current or former employees of Companies ("PARENT PLAN" or "PARENT PLANS") and identifies each such Parent Plan that is an "employee benefit plan" as defined in SECTION 3(3) of ERISA ("ERISA PARENT PLAN"), including any frozen or terminated "employee pension benefit plan" which covers or covered any employee.

          (b)   With respect to each Plan, except as set forth on
SCHEDULE 2.20: (i) no litigation or administrative or other proceeding is pending or threatened involving such Plan; (ii) such Plan has been administered and operated in substantial compliance with, and has been amended to comply with, all applicable laws, rules, and regulations, including, without limitation, ERISA, the Internal Revenue Code, and the regulations issued under ERISA and the Internal Revenue Code; (iii) Parent, Seller, HTHF and Companies and their predecessors, if any, have made, and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan; (iv) such Plan is fully funded, and as of the Closing Date will be fully funded, in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof, or the Unaudited Financial Statements contain adequate reserves, or paid-up insurance has been provided, therefor; and
(v) such Plan has been substantially administered and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four years prior hereto any material increase in the liabilities of such Plan.

          (c)   No ERISA Plan or ERISA Parent Plan is a
"Multiemployer Plan" as defined in Section 3(37) of ERISA.
Companies are not required to contribute to any Multiemployer
Planned do not have any liability to any Multiemployer Benefit
Plan.

          (d) With respect to each ERISA Plan, except as set forth on Schedule 2.20, at no time have any of Companies, or any employee, agent or officer thereof, or, to the knowledge of Seller, HTHF or Parent, any trustee, administrator, fiduciary, agent or employee of any Plan, been involved in a transaction which would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless such transaction is specifically permitted under Section 407 or 408 of ERISA, Section 4975 of the Internal Revenue Code or a class or administrative exception issued by the Department of Labor, nor has any such person been involved in or caused such Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA. With respect to each ERISA Parent Plan, except as set forth on Schedule 2.20, at no time have Companies, or any employee, agent or officer thereof been involved in a transaction with any ERISA Parent Plan which would constitute a "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless such transaction is specifically permitted under
Section 407 or 408 of ERISA, Section 4975 of the Internal Revenue Code or a class or administrative exception issued by the Department of Labor, nor has any such person been involved in or caused such ERISA Parent Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA.

          (e) Of the ERISA Plans, the "employee pension benefit plans" within the meaning of Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") are separately identified on Schedule 2.20. With respect to each Employee Pension Benefit Plan, except as set forth on Schedule 2.20: (i) such Employee Pension Benefit Plans constitutes a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code and the trust (if any) thereunder is exempt from federal income tax under
Section 501(a) of the Internal Revenue Code; (ii) all minimum funding standards required by law with respect to the funding of benefits payable or to be payable under such Employee Pension Benefit Plan have been met; (iii) there is no "accumulated funding deficiency" within the meaning of Internal Revenue Code
Section 412 under such Employee Pension Benefit Plan; and (iv) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not adversely affect the tax-qualified status of such plan. With respect to each ERISA Parent Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA, such ERISA Parent Plan constitutes a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code and the trust (if any) thereunder is exempt from federal income tax under Section 501(a) of the Internal Revenue Code.

          (f) None of Parent, Seller, HTHF or Companies maintains, or within the past six years has maintained, an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (g) Except as set forth on Schedule 2.20, Companies and their Plans do not have any obligation to provide, or liability for, health care, life insurance or other benefits after termination of employment, except for retirement benefits under the Employee Pension Benefit Plans or except as required by
Section 601 of ERISA and Section 4980B of the Internal Revenue
Code.

          (h) Companies have substantially complied with the COBRA continuation coverage requirements of Sections 601 through 608 of ERISA and Section 4980B of the Internal Revenue Code. As of the Closing Date, notice of the availability of continuation coverage will have been provided to all persons entitled thereto, and all persons electing such coverage have been or will be provided such coverage.

          (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or current or former employee of Companies under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, except as contemplated by the covenants under PARAGRAPH 4.13.

     2.21  ENVIRONMENTAL MATTERS.

          Except as set forth on SCHEDULE 2.21, to the knowledge of Seller and Parent, Companies have all permits, licenses, approvals and operating authorizations, including without limitation, permits for disposal of hazardous waste, that are required pursuant to all Environmental Laws for (i) the conduct of their businesses as they are now being conducted, and (ii) the ownership of their properties and assets. Schedule 2.21 contains a true, correct and complete list of all permits, licenses, approvals and operating authorizations pursuant to all Environmental Laws with respect to the Companies' businesses, and true, correct and complete copies of such permits, licenses, approvals and operating authorizations have been delivered Purchaser. Companies are not in violation of any such permits, licenses, approvals, or operating authorizations.

     2.22  ABSENCE OF CERTAIN BUSINESS PRACTICES.

          Neither Companies nor any officer, employee or agent of Companies, nor any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, Governmental employee or other Person who is or may be in a position to help or hinder Companies' businesses (or assist

Companies in connection with any actual or proposed transaction) which (a) might subject Companies to any damage or penalty in any civil, criminal or other governmental Action or which would have a material adverse effect on Companies' businesses or their assets, (b) if not given in the past, might have had a material adverse effect on Companies businesses, or (c) if not continued in the future, might materially and adversely affect their assets, Companies' businesses or the operations, cash flows or prospects of their businesses after the Closing, or which might subject Companies to suit or penalty in any private or governmental Action, other than, in each instance, reasonable entertainment and similar expenses for which Companies were properly entitled to claim deductions under Code section 162.

     2.23  GOVERNMENT REPORTS.

          Schedule 2.23 contains a true, correct and complete list, and Companies have furnished or, prior to the Closing Date, will furnish Purchaser with true, correct and complete copies of, all material reports, if any, filed during the past five years by Companies with any Government, other than for income tax and information returns.

     2.24  AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES.

          Except as set forth in SCHEDULE 2.24, Companies are not parties to any contract, agreement or lease with, or any other commitment to, (a) any party owning, or formerly owning, beneficially or of record, directly or indirectly, any of the Shares, (b) any person related by blood, adoption or marriage to any such party, (c) any director or officer of Companies, (d) any Person in which any of the foregoing has, directly or indirectly, at least a five percent (5%) beneficial interest in the capital stock or other type of equity interest in such Person, or (e) any Partnership in which any such party is a general partner (any or all of the foregoing being herein referred to as "RELATED PARTIES"). Without limiting the generality of the foregoing, except as disclosed in SCHEDULE 2.24, or as would be permitted pursuant to PARAGRAPH 4.4, (x) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used in Companies' businesses, and (y) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business (i) which is or which within the last three years has been a competitor, customer or supplier of Companies or has done business with Companies, or
(ii) which as of the date hereof sells or distributes products or services which are similar or related to Companies' products or services.

     2.25  ABSENCE OF CHANGES.

          Except as expressly provided for in this Agreement or as may be set forth in SCHEDULE 2.25, since the Reference Date:

          (a) there has been no change in the businesses, assets, liabilities, results of operations, financial condition or prospects of Companies or in their respective relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have been or will be, in the aggregate, materially adverse to Companies' business as presently conducted or the condition (financial or otherwise) of Companies, individually and not in the aggregate;

          (b) there has been no damage, destruction or loss to the properties or businesses of Companies, whether or not covered by insurance which will materially and adversely impact
Companies' current business;

          (c) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the Shares, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the Shares;

          (d) there has been no (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by Companies to any director, officer, manager, employee, consultant or other agent of Companies earning $30,000 or more per annum, (ii) general increase in the compensation or in the rate of compensation payable or to become payable to hourly or salaried personnel earning less than $30,000 per annum ("GENERAL INCREASE" for the purpose hereof shall mean any increase generally applicable to a class or group of personnel and shall not include increases granted to individual personnel for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally applicable to a class or group thereof), (iii) employee hired at a salary in excess of $30,000 per annum, or
(iv) payment of or commitment to pay any bonus, profit share or other extraordinary compensation to any employee, consultant or other agent;

          (e) no indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) has been discharged or satisfied, other than current liabilities reflected in the Unaudited Financial Statements, and current liabilities incurred since the date thereof in the ordinary course of business;


          (f) there have been no amendments or other corporate actions having the effect of an amendment increasing past or future liabilities or contributions of any kind to any Plan;

          (g) Companies have not (i) paid any judgment of more than $10,000 resulting from any Action or (ii) made any payment to any party of more than $10,000 in settlement of any Action;

          (h) Companies have not discontinued or determined to discontinue the provision or sale of any products or services previously provided or sold by Companies representing more than one percent (1%) of Companies' annual revenues, respectively, during the period covered by the Unaudited Financial Statements;

          (i) There has been no sale, transfer, lease or other disposition of any asset or assets of Companies, other than in the ordinary course of business; and

          (j) Companies have not acquired any capital stock or other equity securities of any Person or otherwise made any loan or advance to or investment in any Person.

     2.26   NO DEFAULTS.

          Each of the Contracts is valid, binding and enforceable, subject to the provisions of any bankruptcy or similar law and other laws affecting the rights of creditors generally, in accordance with its terms and is in full force and effect; to the knowledge of Seller, HTHF and Parent there are no existing defaults by Companies thereunder; to the knowledge of Seller, HTHF and Parent, no default by the Companies has occurred (whether with or without notice, lapse of time or the happening or occurrence of any event) which would constitute an event of default thereunder.

     2.27   FRAUD AND ABUSE.

          To the knowledge of Seller, HTHF and Parent, persons who provide professional services under agreements with any of Companies or their Affiliates have not engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7, 1320a-7(a) and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

          (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment or for use in determining rights to any benefit or payment;

          (b) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or any other state health care program that is for an item or service that is known or should be known to be (i) not provided as claimed or
(ii) otherwise false or fraudulent;

          (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

          (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing (or arranging for the furnishing) of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, or any other state health care program or (ii) in return for purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care program;

          (e)   knowingly making a payment, directly or
indirectly, to a physician as an inducement to reduce or limit services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or any other state health care programs;

          (f) providing to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a hospital in-patient from the hospital;

          (g) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or any other state health care program certification, or (ii) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C.
Section 1320a-3); or

          (h) knowingly and willingly (i) charging for any Medicaid service money or other consideration at a rate in excess of the rate established by the state, or (ii) charging, soliciting, accepting or receiving, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient) as a precondition of the Companies precertifying, providing or continuing care for any patient.

     2.28  FULL DISCLOSURE.

          No representation, warranty, covenant, agreement or indemnity of Seller, HTHF or Parent contained in this Agreement or in any other document, instrument, agreement, paper or other written statement or certificate delivered by Companies pursuant to this Agreement, or in connection with the transactions contemplated herein, contains any untrue statement of a material fact, as such facts existed as of the date of such document, instrument, agreement, paper or other written statement or certificate, or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of Seller, HTHF and Parent, there is no event, occurrence or action which materially and adversely affects, or, with the passage of time, the giving of notice or both, in the future may materially and adversely affect, the business, operations, cash flows, affairs, prospects, properties or assets or the condition (financial or otherwise) of Companies, all as presently exist, which has not been disclosed in this Agreement, the schedules attached to this Agreement, or in the documents, instruments, agreements, papers or other written statements or certificates furnished to Purchaser for use in connection with this Agreement and the transactions contemplated hereby. Unless expressly stated otherwise as to a particular Schedule, the information contained in any of the Schedules to this Agreement shall be deemed to be part of and qualify all representations and warranties contained in ARTICLE 2, whether or not specifically referenced in such Schedules.

     2.29   DISCLAIMER.

          EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT TO THE CONTRARY, THERE ARE NO REPRESENTATIONS OR WARRANTIES MADE BY SELLER, HTHF OR PARENT, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          As an inducement to Seller and Parent to enter into and perform this Agreement, Purchaser hereby represents, warrants and covenants as follows:

     3.1   ORGANIZATION.

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to carry on its business as it is now being conducted. Purchaser is duly authorized, licensed and qualified in all jurisdictions where such authorization, licensure or qualification is necessary in order to avoid a material adverse effect upon Purchaser, its business or its property or other assets.

     3.2   AUTHORIZATION; NO INCONSISTENT AGREEMENTS.

          Purchaser has the full right, corporate power and authority to make, execute and perform and comply with this Agreement and the transactions contemplated hereby. This Agreement and all transactions required hereunder to be performed by Purchaser have been or will be prior to the Closing duly and validly authorized and approved by all necessary corporate action on the part of Purchaser, as appropriate. This Agreement has been duly and validly executed and delivered on behalf of Purchaser by its duly authorized officers, and this Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the certificate or articles of incorporation or the bylaws of Purchaser, as appropriate, or any provision of any contract or other instrument to which Purchaser is a party or by which any of the assets of Purchaser may be affected or secured, or any Law or Order to which Purchaser is subject, or will result in the creation of any Lien on any of the assets of Purchaser or acceleration of any debt.

     3.3   FULL DISCLOSURE.

          No representation, warranty or covenant of Purchaser contained in this Agreement, or in any other written statement or certificate delivered by Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     3.4   CONSENTS.

          The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement (a) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, except as specified in Schedule 3.4, and (b) do not require the consent or approval of any shareholders, except such as have been obtained or will be obtained prior to the Closing.

     3.5   NO VIOLATION; COMPLIANCE WITH LAWS.

          Purchaser is not in default under or in violation of its Certificate of Incorporation or By-laws. Purchaser has complied in all material respects with all Laws applicable to its business. To its knowledge, Purchaser has not received any notification of any asserted present or past failure to comply with any Laws.

4.    ADDITIONAL AGREEMENTS

     4.1  PURCHASER'S ACCESS AND INSPECTION.

     Seller shall cause Companies to provide Purchaser and its Representatives with full access during normal business hours from and after the date hereof until the Closing to all of the assets, properties and businesses of Companies and the books and records of Companies, and to furnish such information concerning the business and affairs of Companies as may exist from time to time as may be reasonably requested, in each case for the purpose of making such continuing investigation of Companies and their businesses as Purchaser may reasonably desire. Seller shall cause Companies to cause their Representatives to assist Purchaser and its Representatives in such continuing investigation and shall cause the Representatives of Companies to be reasonably available to Purchaser and its Representatives in connection with their continuing investigation. Except in connection with the sale of Southland Medical Supplies, Inc., a Tennessee corporation, and Southeastern Medical Supplies Management, Inc., a Tennessee corporation, Companies shall not provide any other Person with similar access or information between the date hereof and any termination or expiration of this Agreement. No investigation made heretofore or hereafter by or on behalf of Purchaser shall limit or affect in any way the representations, warranties, covenants, agreements and indemnities of Seller hereunder, each of which shall survive any such investigation.

     4.2   CONFIDENTIALITY.

          (a)   Companies, directly or through their
representatives, have disclosed and shall disclose certain information which is either non-public, confidential or proprietary in nature (the "INFORMATION") relating to its business operations. Purchaser shall accept and hold such Information in strict confidence in accordance with the provisions of this PARAGRAPH 4.2.

          (b) The Information will be kept strictly confidential and, without the prior consent of Companies, neither Purchaser, its Affiliates nor any of their respective directors, officers, employees or agents shall: (i) copy, reproduce, distribute or disclose the Information to any third party (except as provided in this PARAGRAPH 4.2), or (ii) use the Information for any purpose other than the consummation of the transactions contemplated by this Agreement. Purchaser agrees to transmit the Information only to those individuals who are actively and directly participating in the evaluation of any transaction involving Companies and who are informed of this Agreement and are instructed not to make use of the Information in a manner inconsistent herewith.

          (c) The Information shall not include information which falls within any of the following categories: (i) Information which has come or comes within the public domain, or is generally known within the industry, through no fault or action of Purchaser; (ii) Information which was known by or rightfully available to Purchaser prior to its disclosure hereunder; (iii) Information which becomes rightfully available to Purchaser on a nonconfidential basis from any third party, the disclosure of which to Purchaser does not violate any contractual or legal obligations said third party has with respect to such Information; (iv) Information which is provided to Purchaser after Purchaser has notified Companies in writing that it no longer desires to receive Information; or (v) Information which is required to be disclosed by Law or Order of any Forum, provided that Purchaser will provide Companies at least five (5) days' prior written notice of such disclosure, unless only a shorter period of notice is permitted by such Law or Order.

          (d) Except as may otherwise be expressly set forth in this Agreement, Companies shall not be deemed to have made any representations or warranties as to the accuracy or completeness of the Information or any item thereof. Except as specifically provided to the contrary in this Agreement, neither Companies, Parent, HTHF, Seller nor any of their respective Affiliates shall have any liability to Purchaser relating to or arising in any manner from the use of the Information.

          (e) If the transactions contemplated by this Agreement do not close for any reason, Purchaser shall immediately return or, if requested by Companies, destroy the Information, including all notes, copies, reproductions, summaries, analyses, or extracts thereof, then in the possession of Purchaser or any of its representatives, either furnished by Companies hereunder or prepared by Purchaser or its representatives, based on Information supplied by Companies.

          (f) Without prejudice to the rights and remedies otherwise available, Companies shall be entitled to equitable relief by way of injunction if Purchaser (or any of its representatives) breaches or threatens to breach any of the provisions of this PARAGRAPH 4.2.

     4.3  COOPERATION.

          The parties shall cooperate fully with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties shall use their best commercial efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including, without limitation, causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby. Without the prior written consent of the other parties, no party hereto may take any intentional action that would cause the conditions precedent to the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Closing.

     4.4   COVENANT AGAINST COMPETITION.

          (a) Seller, HTHF and Parent each agree that, for a period of four years beginning on the Closing Date, it shall not, without the prior written consent of Purchaser, for its own account or jointly or in combination with another, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise: (i) engage in the Restricted Business of the Companies within the Service Areas, except as an employee or otherwise for and on behalf of Purchaser or Companies; (ii) solicit, call upon, or attempt to solicit the patronage of any Person within the Service Areas and to whom Companies provided services as of, or during the 12-month period immediately preceding, the Closing Date, for the purpose of obtaining the patronage of any such Person for the purchase of any products or services included in the Restricted Business, except as an employee and on behalf of Purchaser or Companies; or (iii) solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed by Housecall, Purchaser, Companies or any of their Affiliates as of the date hereof or the Closing Date, to leave such employment, whether or not such employment is pursuant to a written contract with Purchaser or Companies or otherwise. For purposes of this PARAGRAPH 4.4, "RESTRICTED BUSINESS" means the business of providing home health care management, billing and data processing, information systems, and consulting services relating to any of the foregoing. "HOME HEALTH CARE" means home nursing and related services, hospice services, infusion therapy services, respiratory therapy services and home medical equipment. "SERVICE AREA" means the area within a 50-mile radius of the parent office location of any customer of the Restricted Business, or, with respect to the corporate clients or customers listed on SCHEDULE 4.4, such area with respect to any other parent office location of any other operating unit of such client or customer that is engaged in providing home health care.

          (b)   Notwithstanding anything herein to the contrary,
(i) it shall not be a breach of the covenants contained in this

PARAGRAPH 4.4 for Seller, in the aggregate, to own, of record or beneficially, not more than two percent (2.0%) of the capital stock or other equity interest of any Person whose shares or equity interests are publicly traded, and (ii) the covenants described in this Paragraph 4.4 shall apply only if the transactions contemplated by this Agreement are consummated.

          (c) Anything in this Agreement to the contrary notwithstanding, it shall not be a breach of the covenants under this PARAGRAPH 4.4 for Continental Illinois Venture Corporation, a Delaware corporation, Parent or any successor to Parent to own and operate home health agencies and related businesses directly or through Affiliates, provided such businesses do not offer to establish or manage any home health agency for any Person that is a customer or client of Companies, as of the date hereof or the Closing Date, during the four-year period referred to in PARAGRAPH 4.4 (a).

     4.5   EXPENSES.

          All expenses incurred by Purchaser in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their Representatives, shall be paid by Purchaser. All expenses incurred by any or all of the Companies, HTHF, Seller or Parent in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby, or any transactions under taken by any of them prefatory to the transactions contemplated hereby including, without limitation, all fees and expenses of their respective Representatives and any Representatives acting for Companies or Seller, shall be paid by Seller, but shall not be paid from or out of any of the assets of Companies.

     4.6  BROKERS.

          Seller, HTHF and Parent, jointly and severally, hereby represent and warrant to Purchaser that no broker or finder, other than J.C. Bradford (the fees and expenses of which shall be borne by Seller, HTHF and Parent), has acted on behalf of Seller in connection with this Agreement or the transactions contemplated herein, and each of them agrees, jointly and severally, to indemnify Purchaser and its Affiliates from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of Seller, HTHF or Parent. Purchaser hereby represents and warrants to Seller, HTHF and Parent that no broker or finder has acted on Purchaser's behalf in connection with this Agreement or the transactions contemplated herein, and it agrees to indemnify Seller, HTHF and Parent and hold them harmless from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of Purchaser.


     4.7   OTHER COOPERATION.

          Seller, HTHF and Parent, jointly and severally, covenant and agree that they shall cooperate fully and in good faith, and shall use their reasonable best efforts to cause any and all accountants, legal counsel, actuaries and other professional advisors employed or engaged at any time prior to the Closing Date to cooperate fully and in good faith, with Purchaser, at Purchaser's expense, in connection with the preparation and filing of any and all documents, agreements, instruments, certificates, consents, registration statements and other reports or papers required or permitted to be filed, registered or submitted in accordance with any Law, including, without limitation, the federal securities Laws.
Purchaser agrees to indemnify Seller, HTHF and Parent, and all such accountants, legal counsel, actuaries and other professionals, if and to the extent customary in connection with such matters, with respect to any claims, demands or liabilities arising out of or related to any such filings, registrations or submissions by Purchaser.

     4.8  PUBLICITY.

          All press releases and other public announcements prior to the Closing Date (and the initial press release or announcement by any party immediately following the Closing) respecting the subject matter hereof shall be made only with the mutual agreement of Purchaser, Seller, and Parent, none of which shall unreasonably withhold its agreement.

     4.9  INTERIM FINANCIAL STATEMENTS.

          Seller shall cause Companies to deliver to Purchaser within seven Business Days of the conclusion of any calendar month from the date hereof through and including the Closing Date, copies of the unaudited balance sheets of Companies for the calendar month then ended (which shall include year-to-date figures), and the related unaudited statements of operations, retained earnings and cash flows for such calendar month (which shall include year-to-date figures) (the "INTERIM STATEMENTS"). The Interim Statements will be true, correct and complete in all material respects, will be prepared in accordance with GAAP on a basis consistent with the Unaudited Financial Statements, will fairly present the financial condition of Companies as at the date thereof and the results of their operations and cash flows for the period then ended.

     4.10   UPDATE OF INFORMATION.

          All documents, agreements, instruments, statements and other writings furnished to Purchaser or any of its Representatives pursuant to this Agreement are and shall be true, correct and complete as of the date furnished, and any and all amendments and supplements of the same have been or will be delivered to Purchaser (or to its Representatives if and as requested) in a timely and expeditious manner prior to the Closing. At all times prior to and including the Closing Date, Seller shall cause Companies to promptly provide Purchaser (and to its Representatives if and as requested) with written notification of any event, occurrence or other information of any kind whatsoever which materially affects, or may materially affect, the continued truth, correctness or completeness of any representation, warranty, covenant or agreement made in this Agreement or any document, agreement, instrument, certificate or writing furnished to Purchaser pursuant to or in connection with this Agreement, and each such written notification shall specifically identify any and all of the representations, warranties, covenants and agreements affected by the fact, event, occurrence or information that necessitated the giving of such notice. No such notification or other disclosure shall be deemed to amend or supplement this Agreement, the Schedules hereto, or any representation, warranty, covenant, agreement or indemnity or any other document, agreement, instrument, certificate or writing furnished to Purchaser pursuant to or in connection with this Agreement.

     4.11  CERTAIN GOVERNMENTAL FILINGS.

          The parties will make, or cause to be made, all filings and submissions required to be made to any Government in connection with the transactions contemplated by this Agreement, including as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each of the parties will furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with their preparation of necessary filings or submissions to any governmental or other regulatory agency.

     4.12  TAX MATTERS.

          (a) Any tax sharing agreement between Parent and any of Companies, Seller and any of Companies, or HTHF and any of Companies, or HTHF and any of Companies, and all similar agreements with respect to or involving Companies, shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year), and, after the Closing Date, Companies shall not be bound thereby nor have any liability thereunder.

          (b) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than Consolidated Tax Returns of the Parent Affiliated Group including the operations of Companies. Purchaser shall permit Seller and Parent to review and approve each such Tax Return described in the preceding sentence prior to filing, any such approval not to be unreasonably withheld. Seller shall reimburse Purchaser for Taxes of Companies with respect to such periods within fifteen
(15) days after payment by Purchaser or Companies of such Taxes to the extent such Taxes are not reflected in Companies' reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as of the Closing Date, any such reimbursement obligation not being subject to the limitations on liability set forth in PARAGRAPH 8.7 hereof.

          (c) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in Companies' reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as of the Closing Date, any such reimbursement obligation not being subject to the limitations on liability set forth in PARAGRAPH 8.7 hereof. For purposes of this PARAGRAPH 4.12(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocation shall be made in a manner consistent with prior practice of Companies.

          (d) The Purchaser, Companies, Seller, and Parent shall cooperate on all matters relating to Taxes as follows:

          (i) Purchaser, Companies, Seller, and Parent shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this PARAGRAPH 4.12 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, Companies, Seller and Parent agree (A) to retain all books and records with respect to Tax matters pertinent to Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extension thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give all other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, Companies shall allow such other party to take possession of such books and records.

          (ii) Purchaser, Companies, Seller and Parent further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed
     (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) Purchaser, Companies, Seller and Parent further agree, upon request, to provide any other party with all information that such other party may be required to report pursuant to Code section 6043 and the Regulations promulgated thereunder.

          (e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

          (f) Parent will include the income of Companies (including any deferred income triggered into income by Regulations section 1.1502-13 and Regulations section 1.1502-14 and any excess loss accounts taken into income under Regulations section 1.1502-19) on Parent's Consolidated Tax Returns for all periods through the Closing Date and pay any income Taxes attributable to such income. Companies will furnish Tax information to Parent for inclusion in Parent's federal consolidated income Tax Return for the period which includes the Closing Date in accordance with each of Companies' past custom and practice, and Parent shall bear the expense of compliance with this provision. Parent will allow Purchaser an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to Companies. Parent will take no position on such returns that relate to Companies that would adversely affect Companies after the Closing Date. The income of Companies will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Companies as of the end of the Closing Date.

          (g) Parent will allow Companies and their counsel to participate in any audits of Parent's consolidated federal income Tax Returns to the extent that such returns relate to Companies. Parent will not settle any such audit in a manner which would adversely affect Companies after the Closing Date.

          (h) Purchaser shall be prohibited from making a carryback of a post-acquisition Tax attribute of any of Companies into Parent's consolidated Tax Return.

          (i) Purchaser will allow Seller and Parent, and their respective counsel, at Seller or Parent's expense, as the case may be, to participate in any audits or of any return filed by Purchaser pursuant to Paragraphs 4.12(b) or (c). Purchaser or Companies will not settle any such audit in a manner which would adversely affect Seller or Parent without their consent, which consent will not be unreasonably withheld.

          (j) Parent, as the common parent of the Parent Affiliated Group, shall cause the Parent Affiliated Group to join with Purchaser in making joint elections pursuant to Code section 338(h)(10) (the "Section 338(h)(10) Elections") to treat the transactions contemplated by this Agreement as (1) an acquisition of HFI's assets, and (2) an acquisition of each other Company's assets, all effective as of the Closing Date.

          (k) Purchaser shall cause to be prepared as soon as practicable after the Closing Date an Internal Revenue Service Form 8023-A, which Purchaser shall send to Parent. Parent shall cause the Form 8023-A to be executed by the person authorized to act on behalf of Parent and to be returned to Purchaser no later than fifteen (15) days after receipt of the Form 8023-A from Purchaser. Seller, HTHF and Parent shall also provide any other assistance reasonably requested by Purchaser in making the
Section 338(h)(10) Elections.

          (l) Parent shall pay any federal, state, local or foreign income tax attributable to the Section 338(h)(10) Elections. Parent also shall pay any state, local or foreign income tax with respect to the acquisition of the Shares pursuant to this Agreement in the event that such taxing jurisdiction (i) does not provide or recognize the Section 338(h)(10) Elections or
(ii) does not apply its provisions corresponding to Code section 338(h)(10) to the acquisition of the Shares (for example, because HFI or either of Companies files a separate corporation income tax return in such jurisdiction).

     4.13  CERTAIN EMPLOYEE BENEFIT PLAN COVENANTS.

          (a) HOME TECHNOLOGY HEALTHCARE, INC. 401(K) PROFIT SHARING PLAN. Parent maintains the Home Technology Healthcare, Inc. 401(k) Profit Sharing Plan (the "HOME TECHNOLOGY PLAN") in which the employees of Companies participate. Parent agrees that as soon as practicable following the Closing Date, Parent will
(i) vest the account balances of those participants in the Home Technology Plan who were employed by the Companies as of the Closing Date (the "PARTICIPANTS") to the extent permitted by the Home Technology Plan and otherwise as permitted by applicable Law and (ii) permit the Participants to elect to receive a lump sum distribution of their vested account balances in accordance with the provisions of Code Section 401(k)(10)(A)(iii). With respect to each employee of the Companies as of the Closing Date, Purchaser will give credit for purposes of eligibility and vesting under the Housecall Medical Resources, Inc. Retirement Savings Plan for all service with Parent, the Companies or any Affiliate thereof.

          (b) MEDICAL PLAN AND SECTION 125 CAFETERIA PLAN. HFI maintains a medical insurance plan (the "HEALTHFIRST HEALTH PLAN") and a Section 125 cafeteria plan (the "HEALTHFIRST 125 PLAN") in which the employees of the Companies, HFI Management, Inc. (the "GENERAL PARTNER") and HFI Home Care Management, L.P. (the "PARTNERSHIP") participate.

          (i) Parent and Purchaser agree that effective as of the Closing Date, Purchaser shall assume the obligations under and shall continue the Healthfirst Health Plan for the benefit of those employees of the Companies, General Partner and Partnership who become employed by an Affiliate of Purchaser as of the Closing Date (the "TRANSFERRED EMPLOYEES"). Nothing contained in this Agreement limits or restricts Purchaser's right from and after the Closing Date to amend, modify or terminate the Housecall Medical Plan in such manner as Purchaser deems appropriate.

          (ii) Parent and Purchaser agree that effective as of the Closing Date, Purchaser shall assume the obligations under and shall assume the Healthfirst 125 Plan for the benefit of the Transferred Employees. Nothing contained in this Agreement limits or restricts Purchaser's right from and after the Closing Date to amend, modify or terminate the

     Healthfirst 125 Plan in such manner as Purchaser deems appropriate.

          (iii) Parent agrees to cooperate and assist Purchaser in the transition of the Healthfirst Health Plan and the Healthfirst 125 Plan and to provide Purchaser requested information needed by Purchaser to continue such plans.

          (iv) Purchaser and Parent agree that following the Closing Date, Purchaser shall retain the obligation to provide COBRA continuation coverage with respect to those individuals who, as of the Closing Date, have elected or are eligible to elect COBRA continuation coverage (pursuant to Section 601 of ERISA and Section 4980B of the Code) under the Healthfirst Health Plan, other than in respect of individuals who were not employed by Companies, the obligation for which shall be borne by Parent.

          (v) Purchaser and Parent agree that following the Closing Date, Purchaser shall retain the obligation to comply with the certification requirements under the Health Insurance Portability and Accountability Act of 1996 with respect to all individuals covered under the Healthfirst Health Plan who lost coverage at any time prior to the Closing Date, other than in respect of individuals who were not employed by Companies, the obligation for which shall be borne by Parent.

     4.14  CERTAIN LIABILITIES.

          Seller, HTHF and Parent shall indemnify and hold harmless Purchaser Indemnitees from and against and in respect of any and all loss, damage, liability, claim, cost and expense, including reasonable attorneys' fees and amounts paid in settlement relating to or arising out of (a) the ownership, operation, properties, assets, businesses and liabilities of Rural Health Services, Inc., a Tennessee and its subsidiaries or other Affiliates whether or not disclosed in any Schedule to this Agreement, (b) all legal, accounting and other professional advisor fees, disbursements and expenses incurred by any of Companies arising from or relating to the transactions contemplated by this Agreement or the Acquisition Agreement (for which Purchaser shall be promptly reimbursed upon written request to Seller, HTHF and Parent), (c) (x) prior to the date of the settlement agreement entered into by and between Greenville Hospital System and Healthfirst, Inc., dated March 27, 1997, any use by any of Companies of the tradename and service mark "Healthfirst", if asserted by Greenville Hospital System or any of its subsidiaries or affiliates, and (y) after the date of such settlement agreement, any use by any of Companies not inconsistent with the terms of such settlement agreement, if asserted by Greenville Hospital System or any of its subsidiaries or affiliates, (d) all costs, expenses and penalties, other than for filing fees not in excess of the amount thereof assuming timely filing and CT Corporation Service Fees and expenses (except to the extent that CT Corporation Service has advance such penalties), associated with qualifying any of Companies in any jurisdiction in which they should have been qualified but were not so qualified, (e) the transactions described on SCHEDULE 2.7, and (f) any liability of Healthfirst or Health Services Management, Inc., as identified on SCHEDULE 2.16.

     4.15  CERTAIN AGREEMENTS BY HOUSECALL.

          Housecall shall use its reasonable best efforts, which shall not include any obligation to accelerate the indebtedness or lease obligations described below or post any form of collateral or security, to cause Parent to be released from any further obligations under and pursuant to (i) that certain Master Lease Agreement, dated February 15, 1996, among SunShore Leasing Corp., Parent and HFI and (ii) that certain Lease Agreement, dated June 6, 1996, among Colonial Pacific Leasing, Parent and HFI. Housecall shall indemnify and hold harmless Parent from and against any claim, loss, damage, liability or expense related to the foregoing lease agreements arising from the use, possession or operation of any of the equipment and other items of tangible personal property the subject of such leases.


5.   CONDUCT OF BUSINESSES PENDING CLOSING

          Seller, HTHF and Parent covenant and agree that, except as may otherwise be provided herein, without the prior written consent of Purchaser, between the date hereof and the Closing
Date:

     5.1   Business in the Ordinary Course.

          Seller shall cause Companies' businesses to be conducted only in the ordinary and usual course and consistent with prior practices, without the creation of any additional indebtedness for borrowed money, provided that Companies may continue to draw on their existing lines of credit with their lenders in a manner consistent with its past practices. Without limiting the generality of the foregoing:

          (a) Except as provided in PARAGRAPH 5.1(b), Companies shall not enter into any contracts, agreements or other arrangements in connection with Companies' businesses, and except as otherwise expressly provided herein, Companies will not enter into any contract nor effect any transaction with any Related Party.

          (b) Companies shall not enter into any contracts, agreements or other arrangements to provide, sell, distribute or supply goods or services to any customer or any third party except in the ordinary course of Companies' businesses at prices and on terms consistent with the prior operating practices of Companies.

          (c) Except for sales of inventory and normal disposal of used equipment in the ordinary course of Companies' businesses, Companies shall not sell, assign, transfer, convey, pledge, mortgage, encumber or otherwise dispose of, or cause the sale, assignment, transfer, conveyance, pledge, mortgage, encumbrance or other disposition of, any of their assets.

          (d) All contracts or commitments of Companies for the purchase of services and supplies shall be entered into only in the ordinary and regular course of business to enable Companies to conduct their normal business operations and to maintain their normal inventory of supplies, at prices and on terms consistent with the prior operating practices of Companies.

          (e) Companies shall maintain, preserve and protect all of their assets in good condition, except for ordinary wear and tear and damage by fire or other casualty; and Companies shall maintain in full force and effect all insurance policies referred to in PARAGRAPH 2.14 or other insurance equivalent thereto.

          (f) The books, records and accounts of Companies shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with GAAP.

          (g) Companies shall use their reasonable best efforts to preserve their businesses, to keep available the services of their present employees, to preserve the goodwill of their suppliers, customers and others having business relations with Companies, and if so requested by Purchaser, to assist Purchaser in retaining the services of key employees and agents of Companies after the Closing Date on terms satisfactory to Purchaser.

     5.2   NO MATERIAL CHANGES.

          No action shall be taken by Seller which shall materially alter the organization, capitalization, or financial structure, practices or operations of Companies' businesses.
Without limiting the generality of the foregoing:

          (a) No change shall be made in the Certificate or Articles of Incorporation or By-Laws of Companies.

          (b) No change shall be made in the authorized or issued capital stock of Companies.

          (c) Seller shall not issue or grant any right or option to purchase or otherwise acquire any capital stock or other securities of Companies.

          (d) No dividend or other distribution or payment shall be declared or made with respect to any capital stock of Companies, and Companies shall not, directly or indirectly, redeem, purchase or otherwise acquire any capital stock.

          (e) Seller shall not liquidate or voluntarily declare bankruptcy or seek the appointment of a receiver, trustee or custodian.

     5.3   COMPENSATION.

          No increase shall be made in the compensation payable or to become payable to any director, officer, employee or agent of Companies and no bonus or profit-share payment or other arrangement (whether current or deferred) shall be made to or with any such director, officer, employee or agent. No officer, director or employee shall be hired, and no consultant or agent shall be retained, by Companies at a salary or fee in excess of $30,000 per annum.

     5.4   EMPLOYEE BENEFIT PLANS.

          Seller, HTHF and Parent shall ensure that:

          (a) Neither Seller nor Companies shall (i) cause or permit any ERISA Plan to be involved in any transaction which constitutes a "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Internal Revenue Code or a class or administrative exemption issued by the Department of Labor; (ii) cause or permit any ERISA Plan or fiduciary of such ERISA Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA; or (iii) fail to timely make all filings, returns and reports, or fail to timely give all notices, which are required under ERISA or the Internal Revenue Code.

          (b) With respect to the Employee Benefit Pension Plans, Seller and Companies shall take such actions, and refrain from such actions, as are necessary to maintain the qualification of each such Employee Benefit Pension Plan under Section 401(a) of ERISA, and the exemption of the trust (if any) maintained for each such Employee Pension Benefit Plan under Internal Revenue Code Section 501(a).

          (c) Seller and Companies shall timely make all contributions and other payments to its Plans which it is obligated to make as of the date hereof. Other than contributions or payments declared or obligated to be paid to the Plans as of the date hereof, no contribution shall be declared for or paid to any Plan including, without limitation, the Employee Pension Benefit Plans.

          (d) No amendment or change to the provisions of any Employee Pension Benefit Plan shall be made or adopted prior to the Closing Date.

6.    CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in writing in whole or in part by Purchaser:

     6.1   PROCEEDINGS AND DOCUMENTS SATISFACTORY.

          All proceedings taken in connection with the consummation of the transactions contemplated herein and all documents and papers reasonably required in connection therewith shall be reasonably satisfactory to Purchaser and its counsel, and Purchaser and its counsel shall have timely received copies of such documents and papers, all in form and substance reasonably satisfactory to Purchaser and its counsel, as reasonably requested by Purchaser or its counsel in connection therewith.

     6.2   REPRESENTATIONS AND WARRANTIES.

          The representations and warranties of Seller, HTHF and Parent contained in this Agreement shall be true and correct as of the date when made and shall be true and correct at and as of the Closing Date, to the same extent and with the same force and effect as if made as of such date, except as affected by the transactions contemplated by this Agreement or the Acquisition Agreement.

     6.3   COMPLIANCE WITH AGREEMENTS AND CONDITIONS.

          Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

     6.4  CERTIFICATES.

          Seller shall have delivered to Purchaser a certificate executed by the Presidents or officers of Companies as appropriate, dated the Closing Date, certifying in such detail as Purchaser may reasonably request as to (a) the fulfillment and satisfaction of the conditions specified in Paragraphs 6.2 and 6.3, and (b) the absence of any material adverse change in Companies' businesses prior to the Closing.

     6.5   RESOLUTIONS.

          Purchaser shall have received duly adopted resolutions of the Board of Directors of Seller, HTHF and Parent certified by the Secretary or Assistant Secretary, as appropriate, dated the Closing Date, authorizing and approving the execution and delivery of this Agreement, or approving the transactions contemplated hereby, and all other action necessary to enable Seller to comply with the terms hereof.

     6.6   OPINION OF COUNSEL.

          Purchaser shall have received from Brouse & McDowell or Boult, Cummings, Conners & Berry, PLC, opinions, dated as of the date of Closing, in substantially the form set forth as Exhibit
A.

     6.7   CONSENTS.

          Any and all consents, authorizations and approvals of all Persons and Governments as are necessary for the consummation of the transactions contemplated by this Agreement and all notices required to be given to any Government shall have been given and all applicable waiting periods shall have expired.

     6.8  EMPLOYMENT AGREEMENTS.

          Companies shall have entered into employment agreements satisfactory to Purchaser and the Employer with R. Steven
Williams for their continuation of employment after the Closing
Date.

     6.9  BANK APPROVALS.


          Purchaser shall have received from its lenders any required approval of the transactions contemplated by and provided for in this Agreement.

     6.10  CONSUMMATION OF OTHER TRANSACTIONS.

          The transactions contemplated by the Acquisition

Agreement shall have been consummated.

     6.11  NO INCONSISTENT REQUIREMENTS.

          No Action shall have been commenced by any Government or Person (excluding Purchaser or any Affiliate of Purchaser or any Person acting at the direction or request of Purchaser) seeking to enjoin or prohibit the transactions contemplated hereby.

     6.12  MINUTE BOOKS AND SHARE RECORDS

          Seller shall have delivered the minute books, share records and all other corporate records of Companies to Purchaser.

     6.13  CERTAIN MANAGEMENT CONTRACTS

          Seller shall have delivered to Purchaser true, correct and complete copies of addenda to or correspondence regarding (i) that certain Management and Computer Services Agreement, dated March 1, 1997, as amended through and including the date hereof, between HFI Home Care Management, L.P. and Hospice Preferred Choice, Inc., relating to San Jose, Santa Cruz, Merced and Atlanta, and (ii) that certain Consulting and Computer Services Agreement, dated January 1, 1997, as amended through and including the date hereof, between HFI Home Care Management, L.P. and Option Care, Inc., relating to Cincinnati, Bellingham, Washington, hospice care and private duty nursing in Columbia, Missouri.




7.   CONDITIONS TO OBLIGATIONS OF SELLER, HTHF AND PARENT

          The obligations of Seller, HTHF and Parent under this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in writing in whole or in part by Seller and Parent:

     7.1  REPRESENTATIONS AND WARRANTIES.

          The representations and warranties contained in Article 3 shall be true and correct as of the date when made and shall be true and correct at and as of the Closing Date, to the same extent and with the same force and effect as if made as of such date, except as affected by the transactions contemplated by this Agreement or the Merger Agreement.

     7.2   COMPLIANCE WITH AGREEMENTS AND CONDITIONS.

          Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

     7.3  CERTIFICATE OF PURCHASER.

          Purchaser shall have delivered to Seller, HTHF and Parent a certificate, dated the Closing Date, certifying in such detail as Seller, HTHF and Parent may reasonably request to the fulfillment and satisfaction of the conditions specified in PARAGRAPHS 7.1 and 7.2.

     7.4  RESOLUTIONS.

          Purchaser shall have delivered to Seller, HTHF and Parent duly adopted resolutions of the respective Board of Directors (or Executive Committees thereof) of Purchaser and Housecall, certified by the Secretary or an Assistant Secretary of Purchaser and Housecall, as the case may be, dated the Closing Date, authorizing and approving the execution of this Agreement by Purchaser and all other action necessary to enable Purchaser to comply with the terms of this Agreement.

     7.5   OPINION OF COUNSEL.

          Seller, HTHF and Parent should have received from Kilpatrick Stockton LLP, legal counsel for Purchaser, an opinion, dated the Closing Date, in substantially the form set forth as Exhibit B attached hereto.

     7.6   CONSUMMATION OF OTHER TRANSACTIONS.

          The transactions contemplated by the Acquisition
Agreement, shall have been consummated.

     7.7   NO INCONSISTENT REQUIREMENTS.

          No Action shall have been commenced by any Government or Person (excluding Seller, Parent, any Affiliate of Seller or Parent, or any Person acting on behalf of or at the direction of Seller or Parent) seeking to enjoin or prohibit the transactions contemplated hereby.

     7.8   EMPLOYMENT AGREEMENTS.

          Companies shall have entered into an employment agreement satisfactory to Purchaser and R. Steven Williams for his continuation of employment after the Closing Date.

8.    INDEMNITIES

     8.1  INDEMNIFICATION OF PURCHASER AND COMPANIES.

          In accordance with and subject to the provisions of this ARTICLE 8, Seller, HTHF and Parent (collectively, "PURCHASER INDEMNITORS") shall, jointly and severally, indemnify and hold harmless Purchaser, Companies, and their Affiliates, and their respective officers, directors, agents and employees (other than for any officer, director, agent or employee who is a Purchaser Indemnitor hereunder) (collectively, "PURCHASER INDEMNITEES"), from and against and in respect of any and all loss, damage, liability, claim, cost and expense, including reasonable attorneys' fees and amounts paid in settlement pursuant to PARAGRAPH 8.5(b) (collectively, the "PURCHASER INDEMNIFIED LOSSES"), suffered or incurred by any one or more of the Purchaser Indemnitees by reason of, or arising out of, any breach of any representation or warranty, or any breach or nonfulfillment of any covenant or agreement, of Companies, Seller or Parent contained in this Agreement; PROVIDED, HOWEVER, that
(a) Purchaser Indemnitors shall have no obligation to indemnify or hold harmless any Purchaser Indemnitee for any breach by any other Purchaser Indemnitor of the covenants pursuant to PARAGRAPH
4.4 and (b) Purchaser Indemnitors shall have no obligation to indemnify or hold harmless any Purchaser Indemnitee for any Purchaser Indemnified Loss that arises in connection with or as a result of any Management Contract if (a) the event, occurrence or action which is the principal basis for such Purchaser Indemnified Loss has been specifically disclosed in SCHEDULE 8.1 or (b) the principal basis upon which such Purchaser Indemnified Loss is established or asserted is an event, occurrence or action that was not known by Companies, Seller, HTHF or Parent as of the Closing Date.

     8.2  INDEMNIFICATION OF SELLER, HTHF AND PARENT.

          In accordance with and subject to the provisions of this ARTICLE 8, Purchaser (for purposes of this ARTICLE 8, "SELLER INDEMNITOR") shall indemnify and hold harmless Seller, HTHF Parent and their Affiliates, and their respective officers, directors, agents and employees (collectively, "SELLER INDEMNITEES"), from and against and in respect of any and all loss, damage, liability, claim, cost and expense, including reasonable attorneys' fees and amounts paid in settlement pursuant to PARAGRAPH 8.5(b) (collectively, the "SELLER INDEMNIFIED LOSSES"), suffered or incurred by any one or more of the Seller Indemnitees by reason of, or arising out of, any breach of any representation or warranty, or breach or nonfulfillment of any covenant or agreement, of Purchaser contained in this Agreement.

     8.3  INTERCHANGEABLE TERMINOLOGY.

          For purposes of the remaining Paragraphs of this
ARTICLE 8, which are mutually applicable to Purchaser (on the one hand) and to Seller, HTHF and Parent (on the other hand) depending on the party with the obligation to indemnify or the right to be indemnified as provided in PARAGRAPHS 8.1 and 8.2, the Purchaser Indemnitors and Seller Indemnitors, and the Purchaser Indemnitees and Seller Indemnitees, are sometimes referred to interchangeably as "INDEMNITORS" and "INDEMNITEES," respectively, with the understanding and agreement that such references are to the particular party or parties that have the obligation to or right from the other party or parties, as the case may be, under PARAGRAPH 8.1 or 8.2. Similarly, Purchaser Indemnified Losses and Seller Indemnified Losses are sometimes referred to interchangeably as "INDEMNIFIED LOSSES," with the comparable understanding and agreement.

     8.4  PAYMENT.

          Indemnitors shall, subject to the provisions of PARAGRAPH 8.5, reimburse Indemnitees within 10 days of written demand on the Indemnitors for any Indemnified Loss.

     8.5  DEFENSE OF CLAIMS.

          (a) If any claim or Action by a third party arises after the Closing Date for which an Indemnitor may be liable to an Indemnitee under the terms of this Agreement, then such Indemnitee shall notify such Indemnitor within a reasonable time after such claim or Action arises and is known to such Indemnitee, and shall give the Indemnitor a reasonable opportunity: (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend such Indemnitee; (ii) to take all other required steps or proceedings to settle or defend any such claim or Action; and (iii) to employ counsel to contest any such claim or Action in the name of Indemnitee or otherwise. The expenses of all proceedings, contests or lawsuits with respect to such Actions shall be borne by the Indemnitor. If the Indemnitor desires to assume the defense of such claim or Action, then such Indemnitor shall give written notice to the Indemnitee within 30 days after notice from the Indemnitee of such claim or Action (unless the claim or action reasonably requires a response in less than 30 days after the notice is given to such Indemnitor, in which event such Indemnitor shall notify Indemnitee at least 10 days prior to such reasonably required response date), and the Indemnitor shall thereafter assume the defense of any such claim or Action through counsel reasonably satisfactory to the Indemnitee; provided that an Indemnitee may participate in such defense at its own expense; further provided that, Purchaser shall have the sole right, exercisable in good faith, to direct and control the defense (whether or not assumed by the Purchaser Indemnitors) of any and all claims or Actions that involve a Government or other Person acting as a third party payor for health care services; and further provided that, any Indemnitee may refuse to permit its Indemnitor to assume the defense of any claim or Action with respect to which defense there exists a material conflict of interests between such Indemnitee and Indemnitor as to the subject matter of the claim or Action. A difference of opinion concerning how much to pay a third party claimant, without more, shall not constitute a material conflict of interests between an Indemnitee and an Indemnitor for purposes of the preceding sentence.

          (b) If the Indemnitors do not assume the defense of, or if after so assuming the Indemnitors fail to defend, any such Action (or if the Indemnitors are not permitted to assume such defense as a result of the assertion of a material conflict of interests by an Indemnitee), then Indemnitees may defend against such claim or Action in such manner as they may deem appropriate (provided that the Indemnitors may participate in such defense at their own expense); Indemnitees may settle such claim or Action on such terms as they may deem appropriate; and the Indemnitors shall promptly reimburse Indemnitees for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by Indemnitees in connection with the defense against and settlement of such claim or Action. If no settlement of such claim or Action is made, the Indemnitors shall satisfy any judgment rendered with respect to such claim or in such Action, before Indemnitees are required to do so, and shall pay all expenses, legal or otherwise, reasonably and necessarily incurred by Indemnitees in the defense of such claim or Action.

          (c) If a judgment is rendered against any of the Indemnitees in any Action covered by the indemnification hereunder, or any Lien in respect of such judgment attaches to any of the assets of any of the Indemnitees, the Indemnitors shall immediately upon receipt from Indemnitees of copies of such attachment or entry, pay such judgment in full or discharge such Lien unless, at the expense and direction of the Indemnitors, an appeal is taken under which the execution of the judgment or satisfaction of the Lien is stayed. If and when a final judgment is rendered in any such Action, the Indemnitors shall forthwith pay such judgment or discharge such Lien before any of Indemnitees is compelled to do so.

     8.6   NO CONTRIBUTION.

          Seller, HTHF and Parent shall not have any right of contribution against Companies for any Indemnified Losses.

     8.7  LIMITATIONS ON LIABILITY.

          (a) Notwithstanding anything in this Agreement to the contrary, no Indemnitor(s) shall have any liability under this Agreement until such time as the aggregate amount of Indemnified Losses for which such Indemnitor(s) has or have responsibility under and pursuant to this Agreement and the Acquisition Agreement, on a combined basis, exceed $500,000; provided, that, once such aggregate amount of Indemnified Losses exceeds $500,000, Indemnitees shall be entitled to recover from the Indemnitors the aggregate amount of all Indemnified Losses.

          (b) Notwithstanding anything in this Agreement to the contrary, in no event shall the maximum amount of liability of Seller or HTHF exceed $1,242,000 or Parent exceed $9,508,000.

          (c) The limitations set forth in this PARAGRAPH 8.7 shall be inapplicable to any breach of the covenants and agreements contained in any of PARAGRAPHS 4.4, 4.5, 4.6, 4.12,
4.13 and 4.14, except that in the case of clause (b) of PARAGRAPH 4.14, the limitation in PARAGRAPH 8.7(b) shall be applicable.


9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          The representations and warranties of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by any other party or its Representatives and the consummation of the transactions contemplated herein and shall continue in full force and effect for the periods specified below (the "SURVIVAL PERIOD"):

          (a) representations and warranties relating to the reporting, payment or liability for Taxes or any obligations or liabilities related to Indemnified Losses arising from environmental liabilities or product liabilities shall survive until expiration of any applicable statute or period of limitations, and any extensions thereof;

          (b) all other representations and warranties hereunder shall be of no further force and effect after the expiration of two years from and after the Closing Date.

          Anything to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration. Such extension shall apply only to the claim for which such extension was necessary.

10.    TERMINATION

     10.1  TERMINATION FOR CERTAIN CAUSES.

          This Agreement may be terminated at any time prior to or on the Closing Date by Seller, on the one hand, or by Purchaser, on the other hand, upon written notice to the other as follows:

          (a) By Purchaser, if the terms, covenants or conditions of this Agreement to be complied with or performed by Seller, HTHF, Parent or Companies at or before the Closing Date shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived by Purchaser.

          (b) By Purchaser, if there is any fact or condition with respect to Companies' businesses, assets, properties, financial condition or actual or anticipated results of operations of Companies or their businesses which materially and adversely affects such businesses, properties, financial condition, results of operations, assets, or the value or continuance of Companies' businesses.

          (c) By Seller, if the terms, covenants or conditions of this Agreement to be complied with or performed by Purchaser at or before the Closing Date shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived by Seller.

          (d) By Purchaser or Seller, if any Action shall have been instituted or threatened against any party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the reasonable and good faith opinion of any party, makes consummation of the transactions herein contemplated inadvisable.

     10.2  PROCEDURE ON AND EFFECT OF TERMINATION.

          Pursuant to PARAGRAPH 10.1 hereof, written notice thereof shall be given to all other parties by the party electing to terminate, and this Agreement shall terminate upon the giving of such notice, without further action by any of the parties hereto, with the consequence and effect set forth in this PARAGRAPH 10.2. If for any reason on the Closing Date there has been nonfulfillment of an undertaking by or condition precedent for Purchaser, on the one hand, or Seller, on the other hand, not waived in writing by or on behalf of the party in whose favor such undertaking or condition or undertaking runs, the party in whose favor such undertaking or condition runs, in addition to any other right or remedy available to it, may refuse to consummate the transactions contemplated by this Agreement without liability or obligation on its part whatsoever. Notwithstanding the foregoing, the obligations of the parties pursuant to PARAGRAPHS 4.2 (CONFIDENTIALITY), 4.5 (EXPENSES), 4.6 (BROKERS) AND 4.8 (PUBLICITY) shall survive any such termination.

11.    MISCELLANEOUS

     11.1  NOTICES.

          (a) All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and (a) delivered personally, or (b) sent by pre-paid, first class, certified or registered air mail, return receipt requested, or (c) by an express courier service, or (d) by facsimile transmission to the intended recipient thereof, at its address or facsimile number set out below. Any such notice, demand or communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile), or three days after mailing or the second day after delivery to an express courier service, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted (or that the envelope was delivered to the express courier service), or that receipt of a facsimile was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

          (i)  If to Purchaser:    HFI Acquisition Corp.
                                   c/o Housecall Medical
                                     Resources, Inc.
                                   1000 Abernathy Road
                                   Building 400, Suite 1825
                                   Atlanta, Georgia 30328
                                   Facsimile No.: 770-395-9891
                                   Attention:  Chief Financial
                                      Officer

               With a copy to:     Kilpatrick Stockton LLP
                                   1100 Peachtree Street
                                   Atlanta, Georgia 30309
                                   Facsimile No.: 404-815-6555
                                   Attention:  W. Randy Eaddy

          (ii) If to HTHF or
               Seller:             HF Holdings, Inc.
                                   311 Weisgarber Road, SW
                                   Knoxville, Tennessee  37917
                                   Facsimile No.:  423-588-5414
                                   Attention: R. Steven Williams

               With a copy to:     Brouse & McDowell Co. LPA
                                   500 First National Tower
                                   Akron, Ohio  44308
                                   Facsimile No.:  216-253-8601
                                   Attention:  Shawn M. Lyden, Esq.

          (iii)     If to Parent:  Home Technology Healthcare, Inc.
                                   2100 West End Avenue, Suite 150
                                   Nashville, Tennessee  37203
                                   Facsimile No.: 615-340-0113
                                   Attention: Robert C. Hilton

               With a copy to:     Boult, Cummings, Conners & Berry, PLC
                                   414 Union Street, Suite 1600
                                   Nashville, Tennessee  37219
                                   Facsimile No.: 615-252-2380
                                   Attention: John E. Gillmor, Esq.

Any party may change the address to which notices, requests, demands or other communications to such parties shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.


     11.2  COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

     11.3   ENTIRE AGREEMENT.

          This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement, including its Exhibits and Schedules, and with acknowledgment of the relationship and contemplation of the transactions contemplated by the Acquisition Agreement, contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

     11.4  GOVERNING LAW.

          The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles.

     11.5  SUCCESSORS AND ASSIGNS.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns. No party may assign its rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of all other parties.

     11.6  PARTIAL INVALIDITY AND SEVERABILITY.

          All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof, and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.


     11.7  WAIVER.

          Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

     11.8  HEADINGS.

          The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

     11.9  NUMBER AND GENDER.

          Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

     11.10  CONSENTED ASSIGNMENT.

          Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Seller's rights thereunder so that Purchaser would not in fact receive all such rights, Sellers shall upon the request of Purchaser cooperate in any reasonable arrangement designed to provide for Purchaser the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including, without limitation, enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

     11.11  GUARANTY.

          Housecall hereby unconditionally and absolutely guarantees the performance of any and all obligations of Purchaser under this Agreement.

     11.12  ACKNOWLEDGMENT AND CONSENT.

          Each of Seller, HTHF and Parent acknowledge that the Purchase Price to be paid hereunder is being financed by a syndicate of banks and other financial institutions lead by Toronto Dominion (Texas), Inc. as agent, and each of them further acknowledges that under the terms of the financing being so provided to Housecall and Purchaser that Housecall and Purchaser have been requested, and have agreed, to collaterally assign all of its right, title and interest in and to its rights and remedies hereunder to Toronto Dominion (Texas), Inc. Each of Seller, HTHF and Parent hereby expressly acknowledge and consent to such collateral assignment.

     11.13  SATISFACTION OF CONDITIONS.

          By their execution and delivery of this Agreement, the parties acknowledge and agree that the transactions contemplated hereby have been consummated simultaneously with the execution and delivery hereof, and they further acknowledge and agree that each of the conditions precedent to be complied with and satisfied by them prior to the Closing have been satisfied.


12.  CERTAIN DEFINITIONS; INDEX OF DEFINITIONS

     12.1  CERTAIN DEFINITIONS.

          For purposes of this Agreement, the following capitalized terms shall have the meanings specified with respect thereto below (all terms used in this Agreement which are not defined in this Article 12, but are defined elsewhere in this Agreement, shall have for purposes of this Agreement the meanings set forth elsewhere in this Agreement):

          "ACTION" shall mean any action, suit, complaint, claim, counter-claim, petition, set-off, inquiry, investigation, administrative proceeding, arbitration, or private dispute resolution proceeding, whether at law, in equity, by contract or agreement, or otherwise, and whether conducted by or before any Government, any Forum, or other Person.

          "ACQUISITION AGREEMENT" shall mean that certain
Acquisition Agreement of even date herewith by and among Housecall, Purchaser and the other signatories thereto.

          "AFFILIATE" of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "AFFILIATED GROUP" shall mean any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

          "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Atlanta, Georgia, are required or authorized to be closed.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign laws, including but not limited to all statutes, ordinances, rules, regulations, and common law, relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions and conditions of permits, licenses and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder.

          "FORUM" shall mean any federal, state, local, municipal or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

          "GAAP" shall mean generally accepted accounting principles as applicable in the United States, consistently applied.

          "GOVERNMENT" shall mean any federal, state, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

          "HEREOF," "HEREIN," "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and "ARTICLE", "PARAGRAPH", "SCHEDULE", "EXHIBIT" and like references are to this Agreement unless otherwise specified.

          "KNOWN," "TO THE KNOWLEDGE OF," "TO THE BEST KNOWLEDGE OF," "AWARE" or words of similar import employed in this Agreement with reference to any individual or entity shall be conclusively presumed to mean the actual knowledge of such person or entity or such knowledge as such person or entity would have through reasonable inquiries of such person's or entity's directors, officers or employees.

          "LAW" shall mean all federal, state, local, municipal or foreign constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions and similar laws and legal requirements, as in effect from time to time.

          "LIABILITY" shall mean any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, including any liability for Taxes.

          "LIEN" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

          "MANAGEMENT CONTRACT" means any contract or agreement for the provision of home health care management billing and data processing, information systems or consulting services related to the foregoing.

          "ORDERS" shall mean all applicable orders, writs, judgments, decrees, rulings and awards of any Forum.

          "PARENT AFFILIATED GROUP" shall mean the affiliated group (as defined in Code section 1504(a)) of corporations including Parent, HTHF and Companies that file a consolidated federal income Tax Return pursuant to Code section 1502 and the Treasury Regulations pursuant thereto.

          "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association or organization, and a Government.

          "REPRESENTATIVE" of a party shall mean such party's directors, officers, employees, agents, accountants, lenders, lawyers, investment bankers, and other financial or professional advisors or consultants.

          "SUBSIDIARY" shall mean any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "TAXES" shall mean all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     12.2  INDEX OF DEFINITIONS.

          The definitions for the following defined terms used in this Agreement can be found as follows:

Defined Term                                 Paragraph or Article
-------------                                --------------------
Business                                          Recital
Closing
Employee Company Pension Benefit Plans            2.20(e)
Closing Date                                      1.2
CMK                                               Recitals
Companies                                         Recitals
Contracts                                         2.13
Disclosed Liabilities                             2.7
ERISA Parent Plan                                 2.20(a)
ERISA Plan                                        2.20(a)
Housecall                                         Preamble
HCR                                               Recitals
HFI                                               Recitals
HTHF                                              Preamble
Indemnified Losses                                8.3
Indemnitees                                       8.3
Indemnitors                                       8.3
Information                                       4.2(a)
Interim Statements                                4.9
Leased Real Property                              2.11(e)
Parent Plan or Plans                              2.20(a)
Plan or Plans                                     2.20
Purchase Price                                    1.1
Purchaser                                         Preamble
Purchaser Indemnified Losses                      8.1
Purchaser Indemnitees                             8.1
Purchaser Indemnitors                             8.1
Real Property                                     2.11(a)
Real Property Documents                           2.11(b)
Real Property Improvements                        2.11(e)
Reference Date                                    2.7
Related Parties                                   2.24
Seller                                            Preamble
Seller Indemnified Losses                         8.2
Seller Indemnitees                                8.2
Service Areas                                     4.4(a)
Shares                                            Recitals
Significant Customers                             2.15
Subsidiary Shares                                 Recitals
Survival Period                                   9
Unaudited Balance Sheet                           2.20
Unaudited Financial Statements                    2.6
Unaudited Interim Financial Statements            2.6
Unaudited Year-end Financial Statements           2.6



              [Signatures appear on following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              HFI ACQUISITION CORP.


                              By: /s/ Fred C. Follmer
                                 Name: Fred C. Follmer
                                 Title:  Vice President

                              HF HOLDINGS, INC.


                              By: /s/ R.S. Williams
                                 Name: R.S. Williams
                                 Title: President



                              HTHF, INC.


                              By: /s/ R.S. Williams
                                 Name: R.S. Williams
                                 Title: President


                              HOME TECHNOLOGY HEALTHCARE, INC.


                              By: /s/ Robert C. Hilton
                                 Name: Robert C. Hilton
                                 Title: President


                              HOUSECALL MEDICAL RESOURCES, INC.
                              (As Guarantor)


                              By:  /s/ Fred C. Follmer
                                 Name: Fred C. Follmer
                                 Title: Chief Financial Officer